EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------

July 21, 2006

Board of Directors
Gateway Distributors, Ltd.
Las Vegas, NV

We hereby consent to the incorporation by reference in this Form 10-KSB/A filed on or about July 21, 2006 of the report dated March 28, 2005, relating to the consolidated financial statements of Gateway Distributors, Ltd. for the year ended December 31, 2004, and to our inclusion as a named expert. Our report included an explanatory paragraph regarding the substantial doubt about Gateway's ability to continue as a going concern.


/s/  Madsen & Associates CPA's, Inc.

Madsen & Associates CPA's, Inc.
684 East Vine St #3
Murray, Utah 84107